Exhibit 4.3

Agreement on Use of Premises and Related Management Services

This Agreement was entered into on December 30, 2004 by and between:

1.	China Mobile (Hong Kong) Limited, a limited liability company incorporated and duly existing in accordance with Hong Kong law with its legal address at 60/F., The Center, 99 Queen’s Road Central, Hong Kong (hereinafter referred to as “Party A”); and

2.	China Mobile Communications Corporation, a state-owned enterprise incorporated and duly existing in accordance with People’s Republic of China (hereinafter as “PRC”) law with its legal address at No.29, Jin Rong Avenue, Xi Cheng District, Beijing, the PRC (hereinafter referred to as “Party B”).

The above Party A and Party B are called hereinafter respectively as “a party”, and collectively as “parties”.

WHEREAS:

1.	To facilitate the development of their mobile telecommunications business and engage in ordinary production and operating activities in their normal operations, Party A and its subsidiaries need to use certain premises owned by Party B or its subsidiaries or the use right of which has been obtained from any third party by Party B or its subsidiaries, and require the related management services from Party B and its relevant subsidiaries;

2.	Prior to the execution of this Agreement, certain subsidiaries of Party A had previously entered into various agreements in relation to the Use of Premises and related Management Services (collectively as “the Former Agreements” as listed in Appendix I hereof) with Party B and its certain subsidiaries. To facilitate the management and performance of these agreements, the parties hereto intend to terminate, and intend to urge its respective subsidiaries to terminate the Former Agreements, and re-execute this Agreement with respect to its own and its subsidiaries’ use of premises and related management services, with fair and reasonable arrangements on normal commercial terms.

THEREFORE, following amicable consultation, Party A and Party B have reached the following agreements:

1	Provision of Premises to Party A

1.1	Party B agrees to provide and urge its subsidiaries to provide premises for the use of Party A and its subsidiaries in accordance with terms and conditions hereof, and Party A agrees that its designated subsidiaries will lease the premises provided by Party B and its subsidiaries in accordance with terms and conditions hereof. In this Agreement, Party B and its subsidiaries which are to provide premises are collectively called as “the Landlords” while Party A and its subsidiaries that are to use the premises provided by the Landlords are collectively called as “the Tenants”.

1.2	The premises provided by the Landlords for the use of the Tenants include:

1.2.1	their existing proprietary premises, including land and buildings, equipments and facilities affixed to and in such buildings, such as air conditioners, water, heat, light and power supplies (hereinafter referred to as “Proprietary Premises”); and

1.2.2	premises of which Party B obtained the right of use from third parties, including land and buildings, equipments and facilities affixed to and in such buildings, such as air conditioners, water, heat, light and power supplies (hereinafter referred to as “Third Party Premises”).

The above “Proprietary Premises” and “Third Party Premises” are collectively called as “Leased Premises” hereinafter.

1.3	This Agreement shall constitute the entire agreement between the two parties representing itself or its own relevant subsidiaries with respect to the use of premises and related management services. The Former Agreements shall be terminated on the effective date of this Agreement on January 1, 2005 when this Agreement shall fully replace the Former Agreements.

1.4	Each and all responsibilities, obligations and interests arsing from the performance of this Agreement by Party A and its subsidiaries as the Landlords and Party B and its subsidiaries as the Tenants in accordance with terms of this Agreement shall ultimately be taken and enjoyed by Party A or Party B respectively.

1.5	During the term of this Agreement, Party A may, due to its operational needs, find it necessary to either increase or decrease the amount of Leased Premises. Party B shall use best efforts to meet such requirements, subject to its own operational needs and requirements. The total amount of rental payments and relevant service charges paid by Party A per annum after the increase of Leased Premises under this Agreement, however, shall not exceed the aggregate annual fee as stated in Article 4.3 of this Agreement.

2	Usage of Premises

2.1	The Leased Premises will be used as offices, retail outlets, operations, warehouses and other legitimate purposes as agreed upon by the two parties.

2.2	The Tenants shall not transfer or assign the right of use of the Leased Premises to any third party without the consent of the Landlords. However, Party B hereby agrees that Party A or its subsidiaries may transfer or assign the right of use of the Leased Premises to their subsidiaries.

3	Related Management Services

3.1	The Landlords shall correspondingly provide the Tenants with related management services with respect to the Leased Premises. Such management services shall include, but not limit to:

3.1.1	daily maintenance for such equipments and facilities inside the Leased Premises as air conditioners, water, electricity, heat, elevators and light supplies, etc;

3.1.2	daily cleaning work of the Leased Premises and relevant garden maintenance within the scope of the Leased Premises;

3.1.3	payments for water, electricity, gas and others on behalf of the Tenants;

3.1.4	daily security services for the Leased Premises.

3.2	The Landlords may, with written consent of the Tenants, entrust a third party to provide the Tenants with related specific services provided that the Landlords make sure that the service quality provided by any such third party meets the requirements under this Agreement and conforms to the state and industry standards. The Landlords shall undertake the ultimate and full responsibilities for all obligations of the services provided by the third parties. Any additional charges arising from the entrustment shall be at expense of the Landlords.

4	Payment of Utilization Fees and Related Service Charges

4.1	Party B shall charge Party A utilization fees and related service charges for its Proprietary Premises at generally standard rates, which shall not be higher than the general market leasing charges and property management fees for similar premises.

4.2

As for the Third Party Premises provided by Party B, Party A only needs to pay Party B the actual amount of utilization fees and property management fees (such fees should have been confirmed by Party A in advance and Party B shall submit to Party A, among other things, the tenancy agreements with the third parties, rental period, rental and settlement receipts of property management fees for examination), as well as taxes that Party B pays to the third parties. No other fees shall be charged by Party B to Party A. Party B may authorize its subsidiaries to provide the tenancy agreements with any third parties, rental period, rental and settlement receipts of property management fees to Party A or Party A’s authorized subsidiaries for examination. Party A may authorize its subsidiaries to do the examination on its behalf. Under the circumstances where the Landlords provide to the Tenants the management service described in Article 3 of this Agreement in relation to the Third Party Premises, the related service charges shall not be higher than the general market standards for management fees.

4.3	The total annual rental and property management service charges Party A and its subsidiaries shall pay to Party B and its subsidiaries for the Leased Premises determined in accordance with the above Article 4.1 and 4.2 of this Agreement for the year 2005, 2006 and 2007 shall not exceed RMB800 million, RMB900 million and RMB1,000 million respectively.

4.4	The Tenants shall bear all the actual expenses incurred for water, electricity, heat and natural gas, etc. during the using term of the Leased Premises.

4.5	Both parties shall finish verification of the quantity of the Leased Premises prior to March 15 and September 15 each year. Party A shall pay Party B the premises utilization fees and related service charges before March 25 and September 25 for the first and second half of that same year respectively. Such payment can be settled by Party A’s subsidiaries that actually use the Leased Premises, i.e. the Tenants, directly with Party B’s subsidiaries that actually provide the Leased Premises, i.e. the Landlords.

4.6	Where Party A delays the payment of premises utilization fees and related service charges, it should pay Party B a penalty of 0.03% of the amount of the late payment for each day of the delay.

4.7	Where the comprehensive management services provided by the Landlords do not meet the national standards, industrial criterions or requirements in Clause 5.6 under this agreement, the Tenants may, at its discretion, deduct the payment due for the month of service provided by the Landlords. Where the Landlords delay in providing such services, the Tenants may deduct 3% of the monthly charges as a penalty for each day of delay.

4.8	The Landlords shall bear any and all payments of taxes and charges in relation to its Proprietary Premises used by the Tenants.

5	Undertakings and Guarantee

5.1	Each Party hereto represents, warrants and undertakes to the other Party that this agreement is valid, effective and equally binding to the two parties.

5.2	Each Party hereto represents, warrants and undertakes to the other Party that its own subsidiaries have respectively agreed to terminate all Former Agreements and perform this Agreement starting from the effective date of this Agreement as the Landlords and/or the Tenants.

5.3	Party B guarantees that it has the right to provide the Leased Premises to the Tenants for use. Where, on any occasions or for any reasons, the property right and/or use right of the Leased Premises expose(s) to any objection, which causes Party A or the Tenants’ failure to realize its use right under this Agreement or any other damages, Party B, as the Landlord or the parent company of the Landlords shall compensate Party A or the Tenants for any and all direct economic losses thus incurred to Party A or the Tenants.

5.4	Party A guarantees to compensate the Landlords for any and all direct economic losses as the parent company of the Tenants, where the Leased Premises are damaged intentionally by the Tenants.

5.5	Party B guarantees that the Leased Premises provided and delivered to the Tenants for use be in good conditions as required by the Tenants, and that Party B shall conduct regular inspection and repairs to these premises. Where the Tenants suffer any loss during the use of the Leased Premises due to the poor management of the Landlords, the latter shall compensate any and all direct economic losses thus incurred to the Landlords.

5.6	Party B guarantees that the comprehensive management services provided by the Landlords shall be in conformity with the national standards and industrial criteria and meet the following basic requirements:

5.6.1	Equipments & facilities

To ensure normal operation of the equipments and facilities, Party B shall improve its operation system for equipments and facilities, set up a filing system on equipments and facilities, strengthen its routine inspection and patrol, and upkeep its regular maintenance.

5.6.2	Environment & sanitation

All-day cleanliness shall be kept; offices, business locations, corridors and courtyards remain tidy and sanitary, and no garbage or sundries shall be allowed to be piled around; any problem discovered shall be solved in time.

5.6.3	Landscaping

Landscaping shall be up to the related national standards. Plants shall be trimmed, fertilized and irrigated frequently and prevented from the attack by plant diseases and insect pests.

5.6.4	Security

Security shall be up to the level of morality, professionalism and service consciousness and strong skill of defence.

5.6.5	Transportation order and car parking

Transportation and parking shall be in good order.

5.6.6	Water, electricity and gas rate shall be paid on time.

5.6.7	Other related supplementary services shall be supplied in time.

6	Improvements, Renovation and Exterior Publicity of the Leased Premises

6.1	With written consent of the Landlords, the Tenants may make decoration, renovation, alteration and improvement inside or outside the Leased Premises at its own expenses. Nevertheless, Party A and the Tenants shall guarantee that:

6.1.1	The decoration, renovation, installation, alteration and improvement shall not change any characteristics of the Leased Premises in any substantial aspects;

6.1.2	All construction work related to the decoration, renovation, installation, alteration and improvement should be done in a proper manner so that all persons and premises can be protected and the Landlords’ operations nearby will not be disturbed unreasonably;

6.1.3	Under the circumstances where all these construction work endangers or potentially endangers the original buildings, the Tenants shall be responsible for restoring to their original status and making relevant compensations.

6.2	Provided that the Landlords’ interests are not violated, the Tenants may legally hang or post advertisement or any other enterprise or business promotions by any other means, within the scope of the Leased Premises. The Landlords and the Tenants should clarify on advertising areas in leasing the Leased Premises. Upon the termination of this Agreement, the Tenants shall restore the original status of the Leased Premises at its own expenses before returning it to the Landlords, or transfer the property right of the decorated or renovated parts of the Leases Premises to the Landlords and the Landlords shall make appropriate compensation under such circumstance.

7	Term of this Agreement

This agreement shall be of validity from January 1, 2005 to March 31, 2007. The terms of use of the Third Party Premises by the Tenants can be determined and agreed by the Tenants and the Landlords in accordance with the terms of the original tenancy agreements entered into by the Landlords and the third parties, but shall not exceed the term of this Agreement.

8	Force Majeure

In any event of force majeure which is unforeseeable, unavoidable and insurmountable to its happening and consequences, resulting in any inability on any Party or its subsidiaries to perform the related obligations hereunder, the affected Party shall immediately notify the other Parties of such event, and provide the other Party within fifteen (15) days valid documents of proof evidencing the detailed occurrence of such event, and reasons for its inability or delay to perform all or part of such obligations under this Agreement. Upon the extent to which an event of force majeure affects the performance of such obligations, the Parties hereto shall consult each other so as to terminate or partially waive or extend the performance of such obligations.

9	Confidentiality

Save as otherwise provided or required by the laws or regulatory authorities, neither party shall, without prior written consent (each party shall not refuse or delay to give the consent without reasonable causes) of the other party, offer or disclose the contents of this Agreement or any other materials or information related to the operations of the other party to any companies, enterprises, organizations or individuals.

10	Assignment

Save as stated in Clause 2.2 and Clause 3.2 under this agreement, neither party shall, without the prior written consents of the other party, transfer or assign any and all of the right(s) or obligation(s) of itself or the Landlords or the Tenants under this Agreement to any third parties.

11	No Waiver

Save as otherwise stipulated by the laws, failure or delay of exercising its rights, power or privileges under this Agreement by either party shall not be construed as a waiver of these rights, power or privileges. Any partial exercise of such rights or powers by one party shall not prejudice any future exercise of such rights, power or privileges.

12	Notice

Any notice related to this Agreement shall be made in writing and delivered in person, or by facsimile or post. Any notice shall be deemed as delivered at the time of delivery, if delivered in person; or at the time when the facsimile machine indicates successful submission, if delivered by facsimile; or on the fifth working day (not accounting statutory holidays) after it has been posted, if delivered by post. Any notice is effective upon delivery.

13	Governing Law and Dispute Settlement

13.1	This Agreement shall be governed by, and interpreted and enforced in accordance with the laws of the PRC.

13.2	Any dispute between the parties relative to the validity, interpretation or performance of this Agreement shall be settled firstly through amicable consultation. Should the parties fail to resolve the dispute within 30 days from the date of the occurrence of the dispute, then such dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the then effective arbitration rules of that Commission. The arbitration award shall be final and binding on both parties. Except for the matter of dispute that is submitted for arbitration, all the remaining parts of this Agreement shall remain valid and effective during the arbitration.

14	Effectiveness of the Agreement and Miscellaneous

14.1	This Agreement shall be effective upon due execution by the legal or authorized representatives of both parties and the affixation of their official seals.

14.2	This Agreement can be executed separately by counterparts. The duly executed counterparts constitute a valid agreement. If the Agreement is executed by counterparts, it shall be construed as duly executed after the both parties have successfully transmitted its signed counterparts to each other by facsimile.

14.3	Following discussion and agreement by both parties, this Agreement and its appendices may be amended or supplemented by both parties, and any amendment or supplement shall take effect after execution by the legal or authorized representatives of both parties and after the affixation of the official seals.

14.4	This Agreement is severable. If any provision of this Agreement is determined to be invalid, unlawful or unenforceable, the validity and enforcement of other provisions shall not be affected.

14.5	This Agreement is written in Chinese and executed in eight (8) original counterparts, two (2) of which shall be retained by each party and the other four (4) copies shall be retained by Party A for registration and other filings with relevant land and housing authorities and other governmental authorities. Each original counterpart has equal legal validity.

PARTY A: CHINA MOBILE (HONG KONG) LIMITED

By:	/s/ LU Xiangdong
Legal/authorized representative

PARTY B: CHINA MOBILE COMMUNICATIONS CORPORATION

By:	/s/ ZHANG Ligui
Legal/authorized representative